FOR IMMEDIATE RELEASE

Ferro Responds to Additional Creditor Notices

CLEVELAND, Ohio – April 10, 2006 – Ferro Corporation (NYSE: FOE) announced today that it has received notice of default from the Trustee of certain of its notes and debentures, listed below, with an aggregate principal amount of $355 million. The Trustee’s action followed the filing of a similar notice of default as announced by the Company on April 3, 2006. The Company has 90 days to cure its delayed filing of financial reports or obtain a waiver from the bondholders. A failure to cure or obtain a waiver will result in an event of default. If there is an event of default, the bondholders have the right to accelerate repayment of the bonds. Ferro has been in default on its reporting requirements since it delayed filing its Form 10-Q for the second quarter of 2004 due to the restatement of its 2003 and first quarter 2004 results. Both notices of default relate only to reporting requirements and the related officer certificates.

Recognizing that the reporting delay could result in a notice of default from bondholders, Ferro negotiated commitments on a new credit facility from National City Bank and Credit Suisse in an amount up to $700 million as announced on March 30, 2006. The commitment includes $400 million in term loans that are structured to be available to the Company if repayment of outstanding notes and debentures is accelerated by actions taken by current bondholders. The remaining $300 million of the facility will replace the Company’s current revolving credit facility. Ferro believes the term loans in the new credit facility will provide the liquidity needed by the Company in the event of any acceleration of payment of its notes and debentures. The Company is currently engaged in finalizing this credit facility and expects to have the new facility in place prior to the expiration of the 90-day period contained in the notices of default.

In addition, on April 5, 2006, Ferro announced that it has received a 90-day waiver on financial reporting requirements under its asset securitization program. The Company expects to extend the program during the waiver period.

“We fully anticipated the possibility of receiving default notices,” said James Kirsch, President and CEO. “When the new credit facility is in place, which we anticipate will happen within the next 90 days, we will be able to cure the defaults or have sufficient funds to pay bondholders who request acceleration. We continue to believe we will have arrangements in place to meet all the liquidity needs of our operations and the financial flexibility we need to build a stronger, more profitable Ferro.”

Notes and debentures included in the notice of default:

$200 million 9.125% Senior Notes due January 1, 2009

$25 million 7.625% Debentures due May 1, 2013

$25 million 7.375% Debentures due November 1, 2015

$50 million 8.0% Debentures due June 15, 2025

$55 million 7.125% Debentures due April 1, 2028

About Ferro Corporation

Ferro is a major international producer of performance materials for industry, including coatings and performance chemicals. The Company has operations in 20 countries and reported sales of $1.8 billion in 2004. For more information on Ferro, visit www.ferro.com or contact David Longfellow at 216-875-7155.

Cautionary Note on Forward-Looking Statements

The foregoing discussion may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	- Current and future economic conditions in the United States and worldwide, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	- Changes in customer requirements, markets or industries Ferro serves;

•	- Changes in the costs of major raw materials or sources of energy, particularly natural gas;

•	- Escalation in the cost of providing employee health care and pension benefits;

•	- Risks related to fluctuating currency rates, changing legal, tax and regulatory requirements that affect the Company’s businesses and changing social and political conditions in the many countries in which the Company operates;

•	- The ability of the Company to successfully negotiate, execute and deliver definitive documentation with respect to a new credit facility or otherwise obtain financing needed to repay any indebtedness that may be accelerated by events of default and prepay or redeem other indebtedness;

•	- Access to capital markets and borrowings, primarily in the United States, and any restrictions placed on Ferro by current or future financing arrangements, including consequences of any future failure to be in compliance with any material provisions or covenants of our credit facilities;

•	- The ultimate outcome of class action lawsuits filed against the Company; and

•	- The effect of possible acts of God, terrorists, or the public enemy, or of fires, explosions, wars, riots, accidents, embargos, natural disasters, strikes or other work stoppages, or quarantines or other governmental actions or other events or circumstances beyond the Company’s reasonable control.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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